Exhibit 23

Consent of Independent Certified Public Accountants

We have issued our report dated August 14, 2019, with respect to the abbreviated financial statements of GenePOC Inc. included in this Current Report of Meridian Bioscience, Inc. on Form 8-K/A. We consent to the incorporation by reference of said report in the Registration Statements of Meridian Bioscience, Inc. on Form S-3 (File No. 333-221794), and on Forms S-8 (File No. 333-179440, File No. 333-155703 and File No. 333-122554).

/s/ GRANT THORNTON LLP

Cincinnati, Ohio

August 14, 2019